Exhibit 99.1

Unicycive Therapeutics, Inc. Announces Reverse Stock Split

Shares Expected to Begin Trading on Split-Adjusted Basis on June 20, 2025

LOS ALTOS, Calif., June 17, 2025 (GLOBE NEWSWIRE) -- Unicycive Therapeutics, Inc. (NASDAQ: UNCY), a clinical-stage biotechnology company developing therapies for patients with kidney disease, today announced that it will implement a 1-for-10 reverse split of the issued shares of its common stock, effective at 4:01 p.m. Eastern Time on June 18, 2025. The Company’s common stock is expected to begin trading on a split-adjusted basis when the market opens on June 20, 2025, and will continue to trade on The Nasdaq Capital Market under the symbol “UNCY.” The new CUSIP number for the common stock will be 90466Y 202.

The reverse stock split is intended to increase the bid price of the common stock to enable the Company to regain compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market. The Company’s stockholders authorized the reverse stock split at the Company’s annual meeting of stockholders held on June 9, 2025 and granted the board the authority to determine a final reverse split ratio.

When the reverse stock split becomes effective, every ten (10) shares of the Company’s common stock issued and outstanding or held by the Company in treasury will automatically be combined and reclassified into one (1) share of common stock. No fractional shares will be issued as a result of the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share will instead automatically have their fractional interests rounded up to the next whole share, after aggregating all the fractional interests of a holder resulting from the reverse stock split. The reverse stock split will affect all stockholders uniformly and will not change any stockholder’s percentage ownership interest or any stockholder’s proportionate voting power, except for immaterial changes that may result from the treatment of fractional shares. The reverse stock split will not change the number of authorized shares of the Company’s common stock or the par value per share of the Company’s common stock.

The reverse stock split will reduce the number of issued and outstanding shares of the Company’s common stock from approximately 126,409,281 to approximately 12,640,929.

As a result of the reverse stock split, proportionate adjustments will be made to the per share exercise prices of, and the number of shares underlying, the Company’s outstanding stock options, as well as to the number of shares available for future awards granted under the Company’s stock incentive plans. In addition, proportionate adjustments will be made to the per share exercise prices of, and the number of shares underlying, outstanding warrants to purchase shares of the Company’s common stock. Further, proportionate adjustments will also be made to the per share conversion price of the Company’s series A and series B preferred stock, pursuant to their respective terms.

The combination of, and reduction in, the issued shares of common stock as a result of the reverse stock split will occur automatically at the effective time of the reverse stock split without any additional action on the part of the Company’s stockholders. The Company’s transfer agent, Pacific Stock Transfer Company, is acting as the exchange agent for the reverse stock split and will send stockholders of record holding their shares electronically in book-entry form a transaction notice indicating the number of shares of common stock held after the reverse stock split. Stockholders who hold their shares through a broker, bank, or other nominee will have their positions adjusted to reflect the reverse stock split, subject to their broker, bank, or other nominee’s particular processes, and are not expected to be required to take any action in connection with the reverse stock split.

Additional information regarding the reverse stock split can be found in the Company’s definitive proxy statement for the annual meeting of stockholders of the Company held on June 9, 2025, which was filed with the U.S. Securities and Exchange Commission on April 30, 2025, a copy of which is available at www.sec.gov and on the Company’s website.

About Unicycive Therapeutics

Unicycive Therapeutics is a biotechnology company developing novel treatments for kidney diseases. Unicycive’s lead investigational treatment is oxylanthanum carbonate, a novel phosphate binding agent currently under review by the U.S. Food and Drug Administration (FDA) for the treatment of hyperphosphatemia in patients with chronic kidney disease who are on dialysis. Unicycive’s second investigational treatment UNI-494 is intended for the treatment of conditions related to acute kidney injury. It has been granted orphan drug designation (ODD) by the FDA for the prevention of Delayed Graft Function (DGF) in kidney transplant patients and has completed a Phase 1 dose-ranging safety study in healthy volunteers. For more information about Unicycive, visit Unicycive.com and follow us on LinkedIn and X. For more information, please visit Unicycive.com and follow us on LinkedIn and X.

Forward-Looking Statements

The Company cautions you that all statements, other than statements of historical facts, contained in this press release, are forward-looking statements. Forward-looking statements, in some cases, can be identified by terms such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “should,” “would,” “contemplate,” “project,” “target,” “objective,” or the negative version of these words and similar expressions. In this press release, forward-looking statements include, but are not limited to, statements relating to the timing, completion and effect of the reverse stock split and the Company’s ability to regain compliance with Nasdaq’s minimum bid price requirement and continue to have its common stock listed on The Nasdaq Capital Market. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements in this press release, including, without limitation, the risk that Nasdaq may not process the reverse stock split on the expected timeline; the risk that after the reverse stock split the closing bid price of the Company’s common stock is not at least $1.00 per share for a minimum of ten consecutive trading sessions; the potential for Nasdaq to suspend trading in or to delist the Company’s common stock. Forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. For a detailed description of risks and uncertainties the Company faces, you are encouraged to review the documents the Company files with the SEC including the Company’s recent filings on Form 8-K, Form 10-K and Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contacts:

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com

Media Contact:

Rachel Visi

Real Chemistry

redery@realchemistry.com